Exhibit 99.1

CORMEDIX INC. REPORTS SUbmission of defencath™ new drug application

Priority Review of NDA Requested

Berkeley Heights, NJ – July 8, 2020 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced that all of the modules for the Defencath™ New Drug Application (NDA) have been submitted to the Food and Drug Administration (FDA). Defencath is being developed as a catheter lock solution with an initial indication for use of preventing catheter-related bloodstream infections (CRBSIs) in patients with end-stage renal disease who are receiving hemodialysis via a central venous catheter. The NDA was granted rolling submission and review by FDA as announced previously, and there has been ongoing dialogue with FDA as it reviews the submitted modules. The NDA contained data from the Company’s Phase 3 trial, LOCK-IT-100, in patients undergoing hemodialysis for end-stage renal disease, which showed a 71% reduction in CRBSIs relative to the heparin control arm (p=0.0006) with a good safety profile.

The Company requested priority review of the NDA, based on the Fast Track and Qualified Infectious Disease Product Designations granted by FDA to Defencath. The FDA has 60 days to review the submission for completeness to make a filing decision and grant a priority or standard review. FDA will have a goal of a 6 month review period for priority review, compared to 10 months for a standard review.

Khoso Baluch, CorMedix CEO commented, “I would like to thank the team for their tremendous effort to get us to the submission of the NDA last week.  We are very pleased to have completed the submission of the NDA, despite the limitations imposed by the COVID-19 pandemic, which delayed some required laboratory testing and our submission. Submission of our first NDA is an important milestone for CorMedix and is a significant accomplishment by the Company.  We look forward to being able to launch Defencath into the hemodialysis market to address a significant unmet medical need. We will continue to consider all strategic options. We will make an announcement when the FDA has made a filing decision and a potential approval date has been determined by FDA.”

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Defencath™/Neutrolin®, a novel antibacterial and antifungal solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters. Defencath contains taurolidine, which has been shown in laboratory testing to kill both gram-negative and gram-positive bacteria, as well as fungi that have been associated with CRBSIs. Development of resistance to taurolidine has not been demonstrated in laboratory studies. The Company completed a Phase 3 clinical trial of Defencath/Neutrolin in patients undergoing hemodialysis for end-stage renal disease, which showed a 71% reduction in catheter-related bloodstream infections (CRBSIs) relative to the heparin control arm (p=0.0006) with a good safety profile. CRBSIs cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality.

Defencath/Neutrolin has Fast Track designation from FDA, which provides the potential for priority review of a marketing application, and Qualified Infectious Disease Product designation, which allows for 5 additional years of marketing exclusivity when approved for commercial distribution by FDA. FDA granted rolling submission of the new drug application (NDA) and CorMedix has submitted the NDA. Priority review was requested and the FDA has 60 days to evaluate the request and make a filing decision for the NDA. If priority review is granted, FDA will have a goal of a 6 month review period, compared to 10 months for a standard review. FDA has conditionally approved the name Defencath™ and the name Neutrolin® will continue to be used where the product is CE Marked and commercially distributed as a medical device in Europe and other territories.

CorMedix intends to pursue additional significant market indications for Defencath, such as use in central venous catheters in oncology and total parenteral nutrition patients, and aims to explore regulatory pathways forward in these areas following an initial NDA approval. A deferral of a study in pediatric hemodialysis patients was granted by FDA and will be conducted after the approval of the NDA for Defencath’s use in adult hemodialysis patients. An additional 6 months of marketing exclusivity can be received for conducting the pediatric study. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels. The Company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers. For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the information, costs and time needed to submit to the FDA a new drug application for Defencath/Neutrolin in adult hemodialysis; risks related to the timing of and our ability to obtain FDA approval of the new drug application for Defencath/Neutrolin; relying on preclinical results that may not be indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; the risks and uncertainties associated with research for additional uses for taurolidine; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Defencath/Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; and the ability to retain and hire necessary personnel to staff our operations appropriately. At this time, we are unable to assess whether, and to what extent, the uncertainty surrounding the Coronavirus pandemic may impact our business and operations. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors

617-430-7576